Exhibit (10)C

TARGET CORPORATION
SPP I
(2016 Plan Statement)

Effective April 3, 2016
As Amended and Restated

i

TARGET CORPORATION
SPP I
(2016 Plan Statement)
TABLE OF CONTENTS

SECTION 1 INTRODUCTION; DEFINITIONS	1

1.1 History	1
1.2 Definitions	1
1.2.1 Actuarial Equivalent	1
1.2.2 Affiliate	1
1.2.3 Beneficiary	1
1.2.4 Board	1
1.2.5 Change-in-Control	1
1.2.6 Code	3
1.2.7 [Intentionally left blank]	3
1.2.8 Company	3
1.2.9 Officer	3
1.2.10 Officer EDCP	3
1.2.11 Participant	3
1.2.12 Participating Employer	3
1.2.13 Pension Plan	3
1.2.14 Plan	3
1.2.15 Plan Administrator	3
1.2.16 Plan Rules	3
1.2.17 Plan Statement	4
1.2.18 SPP IV	4
1.2.19 Termination of Employment	4
1.2.20 Trust	4

SECTION 2 PARTICIPATION	5
2.1 Eligibility	5
2.2 Termination of Participation	5
2.3 Rehire	5
2.4 Effect on Employment	5

SECTION 3 BENEFIT - TRADITIONAL FINAL AVERAGE PAY FORMULA	7
3.1 Amount of Pension	7
3.2 Rehire	7

SECTION 4 BENEFIT - PERSONAL PENSION ACCOUNT	8
4.1 Amount of Pension	8
4.2 Rehire	8

SECTION 5 VESTING	9
5.1 General Rule	9
5.2 Rehire	9

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5.3 Transfers to Officer EDCP	9

SECTION 6 TRANSFERS	10
6.1 Benefit Distributions	10
6.2 Transfers to Officer EDCP	10

SECTION 7 NATURE OF INTEREST	11
7.1 Unfunded Obligation	11
7.2 Spendthrift Provision	11
7.3 Compensation Recovery (Recoupment)	11

SECTION 8 ADOPTION, AMENDMENT AND TERMINATION	12
8.1 Adoption	12
8.2 Amendment	12
8.3 Termination	12

SECTION 9 CLAIM PROCEDURES	14
9.1 Claim Procedures	14
9.2 Rules and Regulations	15
9.3 Limitations and Exhaustion	16

SECTION 10 PLAN ADMINISTRATION	18
10.1 Plan Administration	18
10.2 Conflict of Interest	18
10.3 Service of Process	19
10.4 Choice of Law	19
10.5 Responsibility for Delegate	19
10.6 Expenses	19
10.7 Errors in Computations	19
10.8 Indemnification	19
10.9 Notice	19

SECTION 11 CONSTRUCTION	20
11.1 ERISA Status	20
11.2 IRC Status	20
11.3 Rules of Document Construction	20
11.4 References to Laws	20
11.5 Appendices	20

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SECTION 1
INTRODUCTION; DEFINITIONS

1.1    History. The Company originally established this Plan (formerly known as the Target Corporation Supplemental Pension Plan I) effective as of January 1, 1995. The Plan is a non-qualified, unfunded plan intended to replace certain pension benefits for a select group of management or highly compensated employees who are officers. The Plan provides retirement benefits not provided under the Pension Plan as a result of the limitations imposed by Code sections 401(a)(17) and 415. The Plan is intended to be a “top hat plan” as defined under the Employee Retirement Income Security Act of 1974, as amended from time to time. Since the effective date of this Plan, upon a Participant becoming an Officer of the Company, the benefit due under the Target Corporation SPP IV has been transferred to this Plan. Effective April 30, 2002, for Participants in this Plan who were members of the Company’s Corporate Operating Committee, the Company transferred the present value of the vested benefit due under this Plan to the Officer EDCP. Effective July 31, 2002, this transfer was extended to all Officers of the Company. After such transfer, no benefits were due or payable to the Participant from this Plan. Further, after the transfer, the individuals would no longer participate in this Plan or be eligible for further accruals under this Plan. Effective January 1, 2005 (and other effective dates as specifically provided), this Plan was operated in compliance with Code section 409A. The Plan, which is intended to comply with Code section 409A, was amended and restated effective January 1, 2009. The Plan was amended to incorporate the Company’s recoupment policy effective January 13, 2010. This Plan Statement, which was amended and restated to reflect Plan administration and amendment changes authorized by the Board on November 10, 2010 and modification of the Change in Control definition, is effective as of June 8, 2011.

1.2    Definitions. Terms used herein with initial capital letters will have same meaning as those used in the Pension Plan except as otherwise defined below or where the context clearly indicates to the contrary.

1.2.1    Actuarial Equivalent. An “Actuarial Equivalent” will be determined by using such factors and assumptions as the Plan Administrator considers appropriate in its sole and absolute discretion.

1.2.2    Affiliate. An “Affiliate” is the Company and all persons, with whom the Company would be considered a single employer under Code section 414(b) or 414(c).

1.2.3    Beneficiary. The “Beneficiary” is the “Beneficiary” as defined under the Officer EDCP.

1.2.4    Board “Board” is the Board of Directors of the Company, or such committee of the Board of Directors to which the Board of Directors of the Company has delegated the respective authority.

1.2.5    Change in Control. “Change in Control” means one of the following:

(a)	Individuals who are Continuing Directors cease for any reason to constitute 50% or more of the directors of the Company; or

(b)
30% or more of the outstanding voting power of the Voting Stock of the Company is acquired or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Person, other than an entity resulting from a Business Combination in which clauses (x) and (y) of Section 1.2.5(c) apply; or

(c)
the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no Person beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or

(d)	approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.

For purposes of this Section 1.2.5:

“Continuing Director” means an individual (A) who is, as of June 8, 2011, a director of the Company, or (B) who becomes a director of the Company after June 8, 2011 and whose initial appointment, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors; provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened contested election by any Person (other than the Board of Directors) seeking the election of such nominee in which the number of nominees exceeds the number of directors to be elected shall not be a Continuing Director;

“Person” means any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any affiliate or associate (as defined in Rule 14a-1(a) of the Exchange Act) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company;

“Voting Stock” means all then-outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company; and

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, and the regulations promulgated thereunder.

1.2.6    Code. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

1.2.7    [Intentionally left Blank]

1.2.8    Company. “Company” means Target Corporation, a Minnesota corporation, or any successor thereto.

1.2.9    Officer. An “Officer” is a member of the executive committee and any other Employee who is designated and categorized as an officer of the Company by the Company’s Chief Executive Officer.

1.2.10    Officer EDCP. “Officer EDCP” means the Target Corporation Officer EDCP.

1.2.11    Participant. A “Participant” is an Employee who becomes a Participant in this Plan in accordance with the provisions of Section 2. An Employee who has become a Participant shall be considered to continue as a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant is no longer eligible and upon which the Participant no longer has a benefit due under this Plan (that is, a transfer of the benefit has been made pursuant to Section 6, or the Participant’s benefit under this Plan wears away, or the Participant’s benefit under this Plan has been forfeited as hereinafter provided).

1.2.12    Participating Employer. “Participating Employer” means the Company and each other Affiliate that, with the consent of the Plan Administrator, adopts this Plan. A Participating Employer shall cease to be a Participating Employer on the date it ceases to be an Affiliate.

1.2.13    Pension Plan. “Pension Plan” means the tax qualified defined benefit pension plan, established for the benefit of employees eligible to participate therein, and known as the Target Corporation Pension Plan, including any predecessor plan(s) or successor plan.

1.2.14    Plan. “Plan” means this Target Corporation SPP I (formerly known as the Target Corporation Supplemental Pension Plan I).

1.2.15    Plan Administrator. “Plan Administrator” is the individual designated in Sec. 10.1.1, or, if applicable, its delegate.

1.2.16    Plan Rules. “Plan Rules” are rules, policies, practices or procedures adopted by the Plan Administrator or its delegate pursuant to Section 10.1.5.

1.2.17    Plan Statement. “Plan Statement” means this document entitled “Target Corporation SPP I (2011 Plan Statement),” as adopted by the Company, effective as of June 8, 2011, as the same may be amended from time to time.

1.2.18    SPP IV. “SPP IV” means the Target Corporation SPP IV.

1.2.19    Termination of Employment.

(a)
For purposes of determining entitlement to or the amount of benefits under the Plan, “Termination of Employment” means a severance of a Participant’s employment relationship with each Participating Employer and all Affiliates, for any reason.

(b)
For purposes of determining when a distribution will be made under the Plan, a “Termination of Employment” will be deemed to occur if, based on the relevant facts and circumstances to the Participant, the Participating Employer, all Affiliates and Participant reasonably anticipate that the level of bona fide future services to be performed by the Participant for the Participating Employer and all Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period.

(c)
A bona fide leave of absence that is six months or less, or during which an individual retains a reemployment right, will not cause a Termination of Employment. In the case of a leave of absence without a right of reemployment that exceeds the time periods described in this paragraph, a Termination of Employment will be deemed to occur once the leave of absence exceeds six months.

(d)
Notwithstanding the foregoing, a Termination of Employment shall not occur unless such termination also qualifies as a “separation from service,” as defined under Code section 409A and related guidance thereunder.

1.2.20    Trust. “Trust” means the Target Corporation Deferred Compensation Trust Agreement, dated January 1, 2009 by and between the Company and State Street Bank and Trust Company, as it is amended from time to time, or similar trust agreement.

SECTION 2
PARTICIPATION

2.1	Eligibility.

2.1.1    General Requirements. An Employee is eligible to participate in this Plan on and after the date he or she:

(a)	is an active participant in the Pension Plan; and

(b)	is an Officer.

2.1.2    Applicable Benefit Formula. A Participant’s benefit under this Plan will be determined based on the applicable benefit formula under the Pension Plan.

(a)	A Participant with a Pension Plan benefit determined solely by the traditional final average pay formula will have his or her benefit under this Plan determined pursuant to Section 3.

(b)	A Participant with a Pension Plan benefit determined solely by the personal pension account formula will have his or her benefit under this Plan determined pursuant to Section 4.

(c)
A Participant with a Pension Plan benefit determined in part by the traditional final average pay formula and in part by the personal pension account formula will have his or her benefit under this Plan determined pursuant to Section 3 with respect to the period earning a traditional final average pay benefit under the Pension Plan, and Section 4 with respect to the period earning a personal pension account benefit under the Pension Plan.

2.2    Termination of Participation. Except as otherwise specifically provided in this Plan or by the Plan Administrator, an Employee who ceases to satisfy the requirements of Section 2.1.1 or whose benefit is transferred to the Officer EDCP pursuant to Section 6.2 is not eligible to continue to participate in this Plan, and will not accrue any additional benefits under this Plan. The Participant’s benefit under this Plan will continue to be governed by the terms of this Plan until such time as the Participant’s benefit is transferred, wears away, or is forfeited in accordance with the terms of this Plan. A Participant or Beneficiary will cease to be such as of the date on which his or her entire benefit under this Plan has been transferred, wears away, or forfeited.

2.3    Rehire. A Participant with a vested benefit under this Plan who incurs a Termination of Employment and is rehired will not be eligible to participate in this Plan.

2.4	Effect on Employment.

2.4.1    Not a Term of Employment. Neither the terms of this Plan Statement nor the benefits under this Plan or the continuance thereof shall be a term of the employment of any Employee.

2.4.2    Not an Employment Contract. The Plan is not and shall not be deemed to constitute a contract of employment between any Participating Employer and any Employee or other person, nor shall anything herein contained be deemed to give any Employee or other person any right to be retained in any Participating Employer’s employ or in any way limit or restrict any Participating Employer’s right or power to discharge any Employee or other person at any time and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant in this Plan.

SECTION 3
BENEFIT – TRADITIONAL FINAL AVERAGE PAY FORMULA

3.1	Amount of Pension.

3.1.1    General Rule.     A Participant of this Plan whose benefit under the Pension Plan is determined all or in part by the traditional final average pay formula, shall be entitled to a pension benefit determined under this Plan that is the Actuarial Equivalent of the sum of:

(a)	The monthly pension benefit of the Participant transferred to this Plan as determined under Section 3 of SPP IV, and

(b)	The excess, if any, of:

(i)	The monthly pension benefit of the Participant as determined under the Pension Plan, based on the “traditional formula” (Article VI of the Pension Plan) if such formula were applied:

(A)	without regard to the maximum benefit limits imposed by Code section 415;

(B)	without regard to the maximum compensation limits imposed by Code section 401(a)(17); and

(C)	without regard to the alternative benefit formula of Sections 4.6(a)(3) and 4.6(b)(2) of the Pension Plan.
Over

(ii)	The sum of:

(A)	The monthly pension benefit of the Participant as determined under the Pension Plan, based on the “traditional formula” (Article VI of the Pension Plan); and

(B)	The monthly pension benefit of the Participant transferred to this Plan as determined under Section 3 of SPP IV.

Such benefit will be determined as of the date of transfer as provided in Section 6. Further, such benefit will be determined without regard to any compensation the Participant accrues for any period following the Participant’s Termination of Employment.

3.1.2    Death Benefit. If a Participant dies prior to receiving a transfer of his or her benefit determined under this Section 3, the death benefit to be transferred pursuant to Section 6 will be calculated in the same manner as the Participant’s benefit under this Section 3, and for purposes of Section 3.1.1, as if the Participant were alive and entitled to a benefit under the Pension Plan and SPP IV as of his or her date of death.

3.2    Rehire. If a Participant or former Participant is rehired and eligible to participate in this Plan, then a Participant’s service prior to reemployment will be considered for benefit purposes only to the extent such service would be recognized for benefit purposes under the traditional final average pay formula of the Pension Plan.

SECTION 4
BENEFIT – PERSONAL PENSION ACCOUNT

4.1	Amount of Pension

4.1.1    General Rule. A Participant of this Plan whose benefit under the Pension Plan is determined all or in part by the personal pension account formula, shall be entitled to a pension benefit under this Plan that is the Actuarial Equivalent of the sum of:

(a)	The pension benefit of the Participant transferred to this Plan as determined under Section 4 of SPP IV, and

(b)	the excess, if any, of:

(i)
The amount that would have been credited each quarter (including both “pay credits” and “interest credits”) to the Participant’s “personal pension account” under the Pension Plan (Article VII of the Pension Plan), if such account were applied:

(A)	without regard to the maximum benefit limits imposed by Code section 415; and

(B)	without regard to the maximum compensation limits imposed by Code section 401(a)(17).

Over

(ii)	The sum of:

(A)	The amount of the credits actually made to the Participant’s “personal pension account” under the Pension Plan; and

(B)	The pension benefit of the Participant transferred to this Plan as determined under Section 4 of SPP IV.

Such benefit will be determined as of the date of transfer as provided in Section 6. Further, such benefit will be determined without regard to any compensation the Participant accrues for any period following the Participant’s Termination of Employment.

4.1.2    Death Benefit. If a Participant dies prior to receiving a transfer of his or her benefit determined under this Section 4, the death benefit to be transferred pursuant to Section 6 will be calculated in the same manner as the Participant’s benefit under this Section 4.

4.2    Rehire. If a Participant or former Participant is rehired and eligible to participate in this Plan, then a Participant’s service prior to reemployment will be considered for benefit purposes only to the extent such service would be recognized for benefit purposes under the personal pension account formula of the Pension Plan.

SECTION 5
VESTING

5.1    General Rule. A Participant will be vested in his or her benefit under this Plan to the extent he or she is vested in their benefit under the Pension Plan.

5.2    Rehire. A Participant’s service prior to reemployment will be considered for vesting purposes only to the extent such service would be recognized for vesting purposes under the Pension Plan.

5.3    Transfers to Officer EDCP. A Participant whose benefit under this Plan is transferred to the Officer EDCP pursuant to Section 6 will no longer have any rights under this Plan effective as of the date of such transfer.

SECTION 6
TRANSFERS

6.1	Benefit Distributions.

6.1.1    Benefit Transfer to Officer EDCP. No benefits transferred to this Plan from SPP IV or benefits accrued and determined under this Plan will be paid directly to Participants. All vested benefits due under this Plan, as determined under Section 3 and Section 4, will be transferred to the Officer EDCP, and paid to the Participant or Beneficiary pursuant to the terms of the Officer EDCP.

6.1.2    Form and Timing of Benefit Distribution. Benefits earned under this Plan will be deemed to have a distribution form and timing of an Actuarial Equivalent single lump payment of the vested benefit determined under Sections 3 and 4, as applicable, within 60 days following the one-year anniversary of the date that the Participant incurs a Termination of Employment. Any benefits earned under this Plan will be subject to the distribution terms of the Officer EDCP, including any provisions regarding the acceleration or delay of distribution (to the extent allowed under Code section 409A).

6.1.3    Transfers from SPP IV. Benefits transferred to this Plan from SPP IV will have the distribution timing, form, and rights as provided under SPP IV, but upon transfer will be subject to the distribution terms of the Officer EDCP, including any provisions regarding the acceleration or delay of distribution (to the extent allowed under Code section 409A).

6.2    Transfers to Officer EDCP. A Participant’s vested benefit under this Plan will be transferred to the Officer EDCP as provided below.

6.2.1    Timing of Benefit Transfer.

(a)
On or about the April 30 (or the immediately preceding business day) immediately following the calendar year in which a Participant is first eligible to participate in this Plan and has a vested benefit, a Participant will have his or her vested benefit that is determined under this Plan transferred to the Officer EDCP. The transfer will be an amount equal to the actuarial lump sum present value on March 31 (or the immediately preceding business day) for the Participant’s SPP Benefit accrued through the preceding December 31. In the case of a Participant who is an executive officer, such transfer will be made and determined on or about the last business day prior to the end of the Company’s fiscal year.

(b)
Notwithstanding the foregoing, in the case of a Termination of Employment as defined under Section 1.2.19(a) or a Plan termination upon a Change-in-Control under Section 8.3.2 prior to the date in Section 6.2.1(a), the transfer will be made within 60 days following such event.

6.2.2    Benefit to Be Transferred. The benefit transferred to the Officer EDCP is the vested benefit accrued and determined under this Plan at the time of transfer to the Officer EDCP provided in Section 6.2.1. The transfer to the Officer EDCP will not change the payment form, payment timing, or vested status of the benefit determined under this Plan. After the transfer to the Officer EDCP, the benefit will be subject to the terms of the Officer EDCP, including the acceleration or delay of distributions permitted thereunder.

SECTION 7
NATURE OF INTEREST

7.1    Unfunded Obligation. The obligation of the Participating Employers to provide benefits pursuant to this Plan constitutes only the unsecured (but legally enforceable) promise of the Participating Employers to provide such benefits. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company.

7.2    Spendthrift Provision. Except as otherwise provided in this Section 7.2, no Participant or Beneficiary shall have any interest in any benefit which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Participating Employers. The Plan Administrator shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, or execution following judgment or other legal process before actual payment to such person. This Section 7.2 shall not prevent the Plan Administrator from exercising, in its discretion, any of the applicable powers and options granted to it under any applicable provision hereof.

7.3    Compensation Recovery (Recoupment). Notwithstanding any other provision of the Plan, a Participant who becomes subject to the Company’s recoupment policy as adopted by the Compensation Committee of the Company’s Board of Directors and amended from time to time (“Recoupment Policy”) may have all or a portion of his or her benefit under this Plan forfeited and/or all or a portion of any distributions payable to the Participant or his or her Beneficiary recovered by the Company.

(a)
Any portion of the Participant’s benefit resulting from the receipt of compensation that is subject to recovery under the Recoupment Policy may be forfeited and, in such event, a corresponding adjustment will be made to the Participant’s benefit under this Plan.

(b)
If a Participant (or his or her Beneficiary) is entitled to receive a distribution under this Plan and the Participant is subject to a claim for recovery under the Recoupment Policy, then the Company may, subject to any limitations under Code section 409A, retain all or any portion of the Participant’s (or the Beneficiary’s) taxable distribution, net of state, federal or foreign tax withholding, to satisfy such claim.

SECTION 8
ADOPTION, AMENDMENT AND TERMINATION

8.1    Adoption. With the prior approval of the Plan Administrator, an Affiliate may adopt the Plan and become a Participating Employer by furnishing to the Plan Administrator a certified copy of a resolution of its board of directors adopting the Plan.

8.2    Amendment.

8.2.1    General Rule. The Company, by action of its Board of Directors, or by action of a person so authorized by resolution of the Board of Directors and subject to any limitations or conditions in such authorization, may at any time amend the Plan, in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given each Participant then participating in the Plan.

8.2.2    Amendment to Benefit of Executive Officer. Any amendment to the benefit of an executive officer under this Plan, to the extent approval of such amendment by the Board would be required by the Securities and Exchange Commission and its regulations or the rules of any applicable securities exchange will require the approval of the Board.

8.2.3    No Oral Amendments. No modification of the terms of this Plan Statement shall be effective unless it is in writing. No oral representation concerning the interpretation or effect of this Plan Statement shall be effective to amend this Plan Statement.

8.3    Termination.

8.3.1    General Rule.

(a)	To the extent necessary or reasonable to comply with any changes in law, the Board may at any time terminate this Plan, provided such termination satisfies the requirements of Code section 409A.

(b)
To the extent that a Participant’s benefit under the Plan will be immediately included in the income of the Participant, as determined by a court of competent jurisdiction or the Internal Revenue Service, to the extent permitted under Code section 409A, the Board may terminate this Plan, in whole or in part, as it relates to the impacted Participant.

8.3.2    Plan Termination on Account of a Change-in-Control. Upon a Change-in-Control the Plan will terminate and the transfer of all amounts under the Plan will be accelerated if and to the extent provided in this Section 8.3.2.

(a)
The Plan will be terminated effective as of the first date on which there has occurred both (i) a Change-in-Control under Section 1.2.5, and (ii) a funding of the Trust on account of such Change-in-Control (referred to herein as the “Plan termination effective date”) unless, prior to such Plan termination effective date, the Board affirmatively determines that the Plan will not be terminated as of such effective date. The Board will be deemed to have taken action to irrevocably terminate the Plan as of the Plan termination effective date by its failure to affirmatively determine that the Plan will not terminate as of such date.

(b)
The determination by the Board under paragraph (a) constitutes a determination that such termination will satisfy the requirements of Code section 409A, including an agreement by the Company that it will take such additional action or refrain from taking such action as may be necessary to satisfy the requirements necessary to terminate and liquidate the Plan under paragraph (c) below.

(c)	In the event the Board does not affirmatively determine not to terminate the Plan as provided in paragraph (a), such termination shall be subject to either (i) or (ii), as follows:

(i)	If the Change-in-Control qualifies as a “change in control event” for purposes of Code section 409A, transfer of all amounts under the Plan will be accelerated and distributed under the Officer EDCP.

(ii)
If the Change-in-Control does not qualify as a “change in control event” for purposes of Code section 409A, transfer of all amounts under the Plan will be accelerated and distributed under the Officer EDCP.

SECTION 9
CLAIM PROCEDURES

9.1    Claim Procedures. Until modified by the Plan Administrator, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under the Plan. An application for a distribution or withdrawal shall be considered as a claim for the purposes of this Section.

9.1.1    Initial Claim. An individual may, subject to any applicable deadline, file with the Plan Administrator a written claim for benefits under the Plan in a form and manner prescribed by the Plan Administrator.

(a)	If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)
The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

9.1.2    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)	the specific reasons for the adverse determination,

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based,

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and

(d)
a description of the claim and review procedures, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

9.1.3    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Plan Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

9.1.4    Claim on Review. If the claim, upon review, is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)
The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)
In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)
The Plan Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.1.5    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant.

(a)	the specific reasons for the denial,

(b)	references to the specific provisions of the Plan Statement (or other applicable Plan document) on which the adverse determination is based,

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits,

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and

(e)	a statement of the claimant’s right to bring an action under ERISA section 502(a).

9.2    Rules and Regulations.

9.2.1    Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.

9.2.2    Specific Rules.

(a)
No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Plan Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Plan Administrator upon request.

(b)
All decisions on claims and on requests for a review of denied claims shall be made by the Plan Administrator unless delegated as provided for in the Plan, in which case references in this Section 9 to the Plan Administrator shall be treated as references to the Plan Administrator’s delegate.

(c)
Claimants may be represented by a lawyer or other representative at their own expense, but the Plan Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)
The decision of the Plan Administrator on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Plan Administrator.

(e)
In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)
The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)
The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)	The Plan Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

9.3    Limitations and Exhaustion.

9.3.1    Claims. No claim shall be considered under these administrative procedures unless it is filed with the Plan Administrator within two (2) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Plan Administrator without regard to the merits of the claim.

9.3.2    Lawsuits. No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum within two (2) years from the earlier of:

(a)	the date the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or

(b)	the date the claim was denied.

9.3.3    Exhaustion of Remedies. These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. As to such matters:

(a)
no Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and

(b)	determinations by the Plan Administrator (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

9.3.4    Imputed Knowledge. For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

SECTION 10
PLAN ADMINISTRATION

10.1	Plan Administration.

10.1.1    Administrator. The Company’s Vice President, Pay and Benefits (or any successor thereto) is the "administrator" of the Plan for purposes of 3(16)(A) of ERISA. Except as otherwise expressly provided herein, the Plan Administrator shall control and manage the operation and administration of the Plan and make all decisions and determinations.

10.1.2    Authority and Delegation. The Plan Administrator is authorized to:

(a)
Appoint one or more individuals or entities and delegate such of his or her powers and duties as he or she deems desirable to any individual or entity, in which case every reference herein made to Plan Administrator shall be deemed to mean or include the individual or entity as to matters within their jurisdiction. Such individual may be an officer or other employee of a Participating Employer or Affiliate, provided that any delegation to an employee of a Participating Employer or Affiliate will automatically terminate when he or she ceases to be an employee. Any delegation may be rescinded at any time; and

(b)
Select, employ and compensate from time to time such agents or consultants as the Plan Administrator may deem necessary or advisable in carrying out its duties and to rely on the advice and information provided by them.

10.1.3    Determinations. The Plan Administrator shall make such determinations as may be required from time to time in the administration of this Plan. The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each decision of the Plan Administrator shall be final and binding upon all parties. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.

10.1.4    Reliance. The Plan Administrator may act and rely upon all information reported to it hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

10.1.5    Rules and Regulations. Any rule, regulation, policy, practice or procedure not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.

10.2    Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

10.3    Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the General Counsel of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.

10.4    Choice of Law. Except to the extent that federal law is controlling, this Plan Statement will be construed and enforced in accordance with the laws of the State of Minnesota.

10.5    Responsibility for Delegate. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.

10.6    Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Participating Employers.

10.7    Errors in Computations. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Plan Administrator or trustee. The Plan Administrator shall have power to cause such equitable adjustments to be made to correct for such errors as the Plan Administrator, in its sole discretion, considers appropriate. Such adjustments shall be final and binding on all persons.

10.8    Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and Employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services as an administrator in connection with the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.

10.9    Notice. Any notice required under this Plan Statement may be waived by the person entitled thereto.

SECTION 11
CONSTRUCTION

11.1    ERISA Status. The Plan was adopted and is maintained with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(a)(3) and section 401(a)(1) of ERISA. The Plan shall be interpreted and administered accordingly.

11.2    IRC Status. The Plan is intended to be a nonqualified deferred compensation arrangement that will comply in form and operation with the requirements of Code section 409A and the Plan will be construed and administered in a manner that is consistent with and gives effect to such intention.

11.3    Rules of Document Construction. In the event any provision of the Plan Statement is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan. The titles given to the various Sections of the Plan Statement are inserted for convenience of reference only and are not part of the Plan Statement, and they shall not be considered in determining the scope, purpose, meaning or intent of any provision hereof. The provisions of the Plan Statement shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

11.4    References to Laws. Any reference in the Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so.

11.5    Appendices. Plan provisions that have application to a limited number of Participants or that otherwise do not apply equally to all Participants may be described in an appendix to the Plan Statement. In the event of a conflict between the terms of an appendix and the terms of the remainder of the Plan Statement, the terms of the appendix control.